Exhibit 99.1

Contacts
	Company:	Mark H. Burroughs
FOR IMMEDIATE RELEASE		(732) 542-2800
	Investors:	Jennifer Beugelmans
(646) 596-7473
	Media:	Dan Budwick
(973) 271-6085
March 4, 2010
OSTEOTECH REPORTS FOURTH QUARTER AND FULL YEAR 2009
FINANCIAL RESULTS
Fourth Quarter Revenue of $26.3 Million Includes Contributions from New Product
Sales and Technology Licensing Agreement
2010 Guidance Established
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, today reported financial results for the fourth quarter and full year ended December 31, 2009. Results were in-line with the limited, preliminary financial results the Company released on January 14, 2010.
“2009 was a challenging year as we focused on launching several new, proprietary biologic products, pursuing regulatory approval for our Duratech™ BioRegeneration Matrix and making further enhancements to our distribution and sales strategy,” said Sam Owusu-Akyaw, President and Chief Executive Officer of Osteotech. “We successfully initiated the commercialization process for the MagniFuse™ Bone Graft and Plexur M® Innovative Grafting product families, and we improved the instrumentation of the FacetLinx™ Fusion Technology product. With these significant steps forward, we continued the transformation of Osteotech to a business that is leveraging its technology assets into a portfolio of innovative and clinically efficacious procedure-specific products.”
Recent and Upcoming Corporate Developments
•
Early in the fourth quarter, the Company announced the first U.S. spinal surgery using MagniFuse PC (Posterior Cervical), which officially marked the start of the controlled release for the family of products based upon the MagniFuse technology platform. MagniFuse PC was used during a posterior cervical fusion surgery and the surgeon cited the specialized biologic as being easy-to-use and intuitive with a differentiated self-contained delivery system.

•
In the fourth quarter, Osteotech signed a multi-year tissue supply agreement with Community Tissue Services (CTS) with an initial term spanning 10 years. The agreement replaced a previous contract between the two companies that would have expired in 2011. Under the terms of the agreement, CTS will supply Osteotech with whole donors and cortical shafts based upon periodic forecast requirements and available tissue supply.

•	Also during the fourth quarter, the Company announced Plexur M had been utilized in a variety of surgeries focused on orthopedic trauma, joint replacements and oncology-related procedures.
•
Late in the fourth quarter, Osteotech submitted a 510(k) application to the U.S. Food and Drug Administration (FDA) to obtain marketing clearance for the use of its Duratech BioRegeneration Matrix to repair or replace the dura mater in various cranial surgical procedures. The Company expects to receive preliminary feedback from the FDA regarding the pending application late in the first quarter of 2010.

•
Early in the first quarter of 2010, the Company announced that it expanded its financial flexibility with a new, unused $10 million line of credit established in late December. This new line of credit, coupled with the Company’s cash position and the consideration it will receive from a new licensing agreement, should provide the resources necessary to allow Osteotech to continue to execute its growth strategy.

•	The Company is scheduled to make a corporate presentation to investors at the Canaccord Adams Musculoskeletal Conference on March 9, 2010.
•
Osteotech intends to showcase its new proprietary biologic product portfolio at its booth (Booth No. 1061) during the Annual Meeting of the American Academy of Orthopaedic Surgeons (AAOS), in New Orleans, Louisiana from March 10 to 12, 2010. A number of surgeons will present the clinical results stemming from their use of MagniFuse and Plexur M at the Osteotech booth during the meeting.

“We have worked diligently to engineer products that meet the procedure-specific needs of the markets we serve, and based upon the feedback and excitement among our surgeon customers, we believe we have successfully achieved that goal,” continued Mr. Owusu-Akyaw. “Throughout 2009, we made progress bolstering our go-to-market and distributor channel strategy, and in 2010 our goal is to significantly strengthen the selling process within the channel. We are working toward an important inflection point where our superior products and technology and our sales strategy all converge to support long-term revenue growth and profitability. We will continue to invest prudently in enhancing all of these essential elements of our growth strategy.”
“The new products are the key to our revenue growth in 2010 and we expect them to generate $10 million to $12 million in revenue during 2010,” continued Mr. Owusu-Akyaw. “This assessment reflects the delays we experienced in launching our new products, the timing of submissions to the FDA for marketing clearance and the recognition that the hospital product approval process will need to be managed differently than originally anticipated.”
Financial Results
Revenue for the three months ended December 31, 2009 was $26.3 million, including $1.0 million from new products, compared with $24.6 million for the three months ended December 31, 2008. The increase in revenue for the fourth quarter of 2009 compared with the same period of 2008 was primarily driven by the $3.3 million in revenue realized from an agreement to license certain of the Company’s tissue processing technology. This increase in revenue was partially offset by the anticipated reduction in revenue from the client services business and a decline in domestic unit sales volume. Excluding client services, private label demineralized bone matrix and the license agreement revenue, fourth quarter 2009 revenue declined 3% compared with fourth quarter 2008 revenue.

Revenue for the full year ended December 31, 2009 was $96.7 million compared with $103.8 million reported for 2008. New product revenue was $1.3 million for 2009. The decline in revenue for the year was primarily driven by: the anticipated reduction in revenue from the Company’s services businesses, which declined $6.4 million; a decline in international revenue reflecting the challenging general economic conditions and the impact from the temporary suspension of tissue products from the Company’s Bulgarian subsidiary instituted in December 2008 and removed in late July 2009; and lower domestic unit sales volume. This decline was partially offset by the revenue received in conjunction with the Company’s aforementioned license agreement.
Net income for the fourth quarter ended December 31, 2009 was $890,000, or $0.05 per diluted share, compared with net loss of $409,000, or $0.02 per share, for the fourth quarter of 2008. Net loss for the full year ended December 31, 2009 was $4.0 million, or $0.22 per share, compared with net income of $2.2 million, or $0.12 per diluted share, for 2008. The net loss in 2009 is primarily due to the Company’s anticipated reductions in service revenue and the resulting lower gross margins. Net loss for 2009 was partially offset by the $2.3 million in profit that the Company’s agreement to license certain tissue processing technology contributed to net income.
Guidance
Based upon current market conditions, the exit of certain lines of business in 2009, the realization of all of revenue under the licensing arrangements in 2009, the regulatory environment and the Company’s internal expectations, Osteotech is providing the following financial guidance for 2010:
•	Total revenue is expected to range between $97 million and $101 million, with between $10 million and $12 million in revenue stemming from new products; and
•	Net income is expected to range between breakeven and a loss of $.05 per share.
Conference Call Today, March 4, 2010
The Osteotech management team will host a conference call on March 4, 2010 at 9:00 a.m. (EST) to discuss fourth quarter and full year 2009 financial results, recent corporate developments and guidance for 2010. The call can be accessed by dialing 1-866-202-4367 (domestic) or 1-617-213-8845 (international) and indicating access code 56692568. The conference call will also be simultaneously webcast at www.osteotech.com. A replay of the call will be available two hours after completion of the live call through midnight, Thursday, March 18, 2010 by dialing 1-888-286-8010 and indicating access code 47904889.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. For a more detailed discussion of certain of these factors, see the Company’s periodic reports filed with the Securities and Exchange Commission from time to time, including the latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All information in this press release is as of March 4, 2010 and the Company does not intend to update this information.

OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months		Year Ending
	Ending December 31,		December 31,
	2009	2008	2009	2008
Revenue	$26,315	$24,567	$96,678	$103,814
Cost of revenue	12,702	11,148	49,108	48,770

Gross profit	13,613	13,419	47,570	55,044

Marketing, selling and general and administrative expenses	10,962	11,553	43,996	45,032
Research and development expenses	1,291	2,162	6,486	7,435

	12,253	13,715	50,482	52,467

Operating income (loss)	1,360	(296)	(2,912)	2,577

Interest expense, net	(349)	(310)	(1,412)	(1,072)
Other	(64)	8	42	961

Income (loss) before income taxes	947	(598)	(4,282)	2,466
Income tax expense (benefit)	57	(189)	(265)	263

Net income (loss)	$890	$(409)	$(4,017)	$2,203

Earnings (loss) per share:
Basic	$0.05	$(0.02)	$(0.22)	$0.12
Diluted	$0.05	$(0.02)	$(0.22)	$0.12
Shares used in computing earnings (loss) per share:
Basic	18,028,682	17,918,606	17,968,971	17,833,902
Diluted	18,163,717	17,918,606	17,968,971	18,083,584
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)
(unaudited)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2009	2008	2009	2008
DBM	$13,337	$14,398	$56,782	$61,961
Hybrid/Synthetic	1,286	900	3,575	3,087
Traditional Tissue	5,713	4,651	21,534	20,258
Spinal Allografts	1,918	2,020	7,626	8,499
Client Services	130	1,674	2,143	8,201
Other Product Lines	3,931	924	5,018	1,808

Revenue	$26,315	$24,567	$96,678	$103,814

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OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	December 31,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$10,708	$18,823
Accounts receivable, net	16,165	17,968
Deferred processing costs	38,562	38,715
Inventories	1,819	1,467
Prepaid expenses and other current assets	3,247	3,115

Total current assets	70,501	80,088
Property, plant and equipment, net	29,575	34,005
Other assets	16,861	13,022

	$116,937	$127,115

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$16,206	$23,569
Current maturities of capital lease obligation	994	895

Total current liabilities	17,200	24,464
Capital lease obligation	12,181	13,175
Other liabilities	7,270	6,626

Total liabilities	36,651	44,265
Stockholders’ equity	80,286	82,850

	$116,937	$127,115

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